Exhibit 10.10(a)

EMPLOYMENT AGREEMENT dated as of May 16, 2011 (this “Agreement”), between Shutterstock Images LLC, a New York limited liability company (the “Company”), with its principal place of business at 60 Broad Street, 30th Floor, New York, New York, 10004 and Timothy E. Bixby (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive, and the Executive wishes to be employed by the Company as Chief Financial Officer of the Company on the terms and conditions hereinafter contained; and

WHEREAS, in consideration for the Executive’s employment with the Company, the Executive desires to agree to the noncompetition, nonsolicitation, cooperation, confidentiality, and other provisions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                          Employment.

The Company shall employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on June 13, 2011(the “Effective Date”) and ending only as provided in Section 4 (the “Employment Period”).

Section 2.                                          Position and Duties.

(a)                                 During the Employment Period, the Executive shall serve as the Chief Financial Officer of the Company and shall have the usual and customary duties, responsibilities and authority related to such position, subject to the power of the Board of Managers of the Company (the “Board”) and to the President, in each case, to expand or limit such duties, responsibilities and authority.

(b)                                 While serving as Chief Financial Officer of the Company, the Executive shall report to the President and shall devote his best efforts and substantially all of his active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the entities owned and controlled directly or indirectly by the Company. The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner. During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the

Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(c)                                  The foregoing restrictions shall not limit or prohibit the Executive from engaging in any passive investment, inactive business ventures and community, charitable, teaching, lecturing, religious and social activities not interfering with the Executive’s performance and obligations hereunder.

Section 3.                                          Compensation and Benefits.

(a)                                 Base Salary. During the Employment Period, the Executive’s base salary shall be $325,000 per annum, or a higher amount per annum if the Board, in its sole discretion, should increase Executive’s base salary (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes.

(b)                                 In addition, during the Employment Period and subject to the terms and conditions of the applicable plans and programs, the Executive shall be eligible to participate in all employee benefit programs (including, without limitation, healthcare, disability, life insurance and at least 18 days of paid time off per annum, increasing to 21 days of paid time after one year of employment with Company) for which senior executives of the Company and its subsidiaries are generally eligible.

(c)                                  Discretionary Bonuses. In addition to the Base Salary, each calendar year during the Employment Period, the Executive shall receive an annual bonus equal to up to $200,000 (the “Initial Bonus”) based upon achievement of the personal and Company performance criteria established by the Board, after good faith consultation with Executive. The Executive shall also be eligible to receive a $75,000 “Overachievement Bonus” based upon the attainment of an overachievement plan based on the personal and Company performance criteria established by the Board, after good faith consultation with Executive.

(d)                                 The performance criteria for Executive’s 2011 Bonuses shall be established within 30 days of the Effective Date, and for each bonus year thereafter, the performance criteria for that year’s Bonuses shall be established by March 1 of the applicable year. The Bonuses, if earned, shall be payable by March 1 of the year following the year of the applicable bonus. Executive’s 2011 Bonus shall be prorated for days employed in 2011. The payment of any bonus hereunder is dependent upon Executive being employed by Company at the time the bonus is paid.

(e)                                  Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (and in each case that have been approved by the President and/or the Board), subject in all instances to the Company’s requirements with respect to reporting, documentation and approval of such expenses.

(f)                                   Value Appreciation Right. Promptly following the Effective Date, the Executive shall be granted a Value Appreciation Right (the “Value Appreciation Right”) with respect to 255,000 Units of Shutterstock Images LLC, subject to the provisions of the Shutterstock Images LLC Value Appreciation Plan (the “VAR Plan”). The grant of the Value Appreciation Right shall be incorporated into a definitive Value Appreciation Right Agreement (the “VAR Agreement”) in a form consistent with the document attached hereto as Exhibit 1.

Section 4.                                          Term and Termination.

(a)                                 The employment of the Executive by the Company shall commence on the Effective Date and continue thereafter until terminated by the Company or the Executive as provided herein.

(b)                                 The Employment Period:

(i)                                     may be terminated by the Executive at any time by written notice to the Board at least thirty (30) days prior to such termination, such termination to be effective on the date specified in such notice;

(ii)                                  may be terminated by the Executive for Good Reason at any time by written notice to the Board at least thirty (30) days prior to such termination, such termination to be effective on the date specified in such notice;

(iii)                               shall terminate upon the Executive’s death or Disability (as defined below) and;

(iv)                              may be terminated by the Company at any time for Cause or without Cause by delivering written notice to the Executive.

(c)                                  If the Employment Period is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, the Executive shall be entitled to receive the Base Salary, for the period beginning on the date of such termination and ending on the six-month anniversary of the date of such termination, so long as the Executive signs a separation and release agreement with the Company at such time of termination in a form and substance reasonably acceptable to the Company, pursuant to which the Executive will agree to, among other things, release the Company, the Board and each of their respective Affiliates (as defined below), equityholders, officers, agents, representatives and related Persons (as defined below) from, any and all actions, claims or suits that Executive may have against the Company, its subsidiaries, the Board or each of their respective Affiliates, equityholders, officers, agents, representatives and related Persons with respect to his employment and provided that the release is consistent with the terms of this Agreement; and provided, further, that if the Executive has breached the provisions of Section 5 or Section 6 of this Agreement, the provisions of Section 9 shall apply in lieu of this Section 4(c). Such payment of the Base Salary will be made periodically in the same amounts and at the same intervals as if the Employment Period had not ended and the Base Salary otherwise continued to be paid (subject to withholding and other similar taxes). All payments to be made by the Company pursuant to this Section 4(c) shall be in lieu of any other payments to be made hereunder.

(d)                                 If the Employment Period is terminated for any reason other than by the Company without Cause or by the Executive for Good Reason, then the Executive shall only be entitled to receive his Base Salary earned through the date of termination.

(e)                                  Except as otherwise required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon termination.

(f)                                   For purposes of this Agreement, “Affiliate” means, with respect to any Person, (i) who is an individual, the spouse, parent, sibling or lineal descendant of such Person, (ii) that is an entity, the officers, directors, managers, members, partners or any affiliate of the foregoing and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(g)                                  For purposes of this Agreement, “Cause” means (i) the failure by the Executive to observe material Company policies and/or material policies of Affiliates of the Company generally applicable to executives of the Company and/or its Affiliates, (ii) gross negligence or willful misconduct by the Executive in the performance of his duties, (iii) the commission by the Executive of any act of fraud, theft or financial dishonesty with respect to the Company or any of its Affiliates, (iv) the Executive’s indictment, conviction of, or pleading no contest or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude, (v) the breach by the Executive of any material provision of this Agreement or any other agreement or contract with the Company or any of its Affiliates, or (vi) chronic absenteeism, provided that that the events or conditions listed above in subsections (v) and (vi) shall not constitute Cause unless; (A) within thirty (30) days of the Company becoming aware of the event(s) described therein, the Company provides the Executive with written notice that Cause to terminate him exists; (B) the Executive has not remedied the events described in the Company’s notice within thirty (30) days of receipt of the notice; and (C) the Company terminates the Executive’s employment within fifteen (15) days following the expiration of that cure period.

(h)                                 For purposes of this Agreement, “Disability” shall mean any long-term disability or incapacity which (i) renders the Executive unable to substantially perform his duties hereunder for one hundred (100) days or longer during any period of 360 consecutive days or (ii) would reasonably be expected to render the Executive unable to substantially perform his duties for one hundred (100) days or longer during any period of 360 consecutive days, in each case as determined by the Board in its good faith judgment.

(i)                                     For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent (i) a material reduction of Executive’s title, duties, responsibilities, authority and/or reporting relationship from those in effect on the Effective Date, (ii) the relocation of the principal place of business of the Company by more than thirty-five (35) miles from Executive’s residence as of the Effective Date as set forth on the signature page hereof and a requirement that the Executive perform his services at the new location, (iii) the breach by the Company of any material provisions of this Agreement or any material agreement the Company and Executive enter into, or (iv) any material reduction in Executive’s base salary or bonus level; provided, however, that none of the events or conditions listed above shall constitute Good Reason unless: (A) within thirty (30) days of Executive becoming aware of the event(s) described in (i)- (iv), the Executive provides the Company written notice that Good Reason to resign exists; (B) the Company has not remedied the events described in Executive’s notice within thirty (30) days of receipt of the notice; and (C) Executive terminates his employment within fifteen (15) days following the expiration of that cure period.

(j)                                    Effective upon termination of employment hereunder for any reason, the Executive hereby gives the Company and any applicable subsidiary and Affiliate of the Company, notice of his resignation from any and all positions as officer of the Company and its subsidiaries and Affiliates and as a manager on the Board or other similar governing body of the Company and its subsidiaries, as applicable. The Executive hereby agrees to provide prompt written confirmation to the Company of the foregoing upon his termination for any reason.

Section 5.                                          Restrictive Covenants.

(a)                                 The Executive has had and will have access to certain valuable, highly confidential, privileged and proprietary information related to the Business (as defined below), including, without limitation, information pertaining to the Company Group’s (as defined below) operations, customer and supplier lists, pricing information, cost structure, trade secrets, intellectual property, marketing information, business plans and financial and other information regarded by the Company Group as proprietary and confidential information (collectively, the “Confidential Information”). Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company Group is engaged or in which it contemplates engaging, and all information of which the unauthorized disclosure is or could be detrimental to the interests of the Company Group; provided, however, that Confidential Information shall not and does not include any information or material (i) publicly known or generally available in the trade or business, or is or becomes generally available to the public or trade other than as a result of a wrongful disclosure by (x) the Executive or (y) any Person bound by a duty of confidentiality or similar duty owed to the Company Group; (ii) to the extent that such information or material is filed with any Governmental Authority on a non-confidential basis; or (iii) to the extent that such information or material is subject to a subpoena, summons or other legal process, provided, however, that the Executive shall immediately give the Company notice of the circumstances surrounding such compelled disclosure requests, consult with the Company on the advisability of taking legally available steps to resist or narrow such compelled disclosure requests, and assist the Company in seeking a protective order with respect thereto, including, by way of example but not of limitation, allowing the Company time to seek such protective order (the Company will reimburse the Executive for any reasonable expenses incurred in providing such assistance).

(b)                            Except to the extent necessary to perform his duties hereunder, the Executive agrees to keep secret and retain in strictest confidence all Confidential Information during the Employment Period and at any time thereafter. Except to the extent necessary to perform his job duties hereunder, the Executive shall not, without the prior written consent of the Company, directly or indirectly: (i) communicate, divulge, disclose, furnish or make accessible to any Person, whether or not in competition with the Company Group, and whether or not for pecuniary gain, any aspect of the Confidential Information, or (ii) reproduce or recreate any Confidential Information. Upon the request by the Company, the Executive shall return all documents and other tangible items containing Confidential Information to the Company, without retaining any copies, notes or excerpts thereof. Notwithstanding anything to the contrary contained herein, Executive, acting in good faith, may authorize third parties to disclose Confidential Information if the Executive determines that such disclosure is necessary to allow such third parties to perform their job duties or otherwise render services to Company or to comply with applicable laws, regulations or with the rules of any securities exchange or other applicable securities market.

(c)                             During the Restrictive Period (as defined below), the Executive shall not, without the prior written consent of the Company, directly or indirectly, (x) employ or assist any other Person in employing any individual, as an employee or independent contractor (other than for the Company), or (y) induce or solicit for employment, as an employee or independent contractor, or assist any other Person in inducing or soliciting for employment (other than for the Company), as an employee or independent contractor, any individual who, in each case, is or was at any time during such Restricted Period, an employee of the Company Group.

(d)                            During the Restrictive Period, the Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit or contact any Person that was a supplier, customer or client of the Company Group at any time during the term hereof for the purpose of (i) providing to, or obtaining from, such supplier, customer or client goods or services in competition with the Business, (ii) inducing or encouraging them to acquire or obtain from anyone other than the Company Group, goods or services in competition with the Business or (iii) inducing or encouraging them to provide goods or services in competition with the Business, to any other Person or entity, provided however that the foregoing shall not apply to the use of professionals such as law firms, auditors, and the like. During the Restrictive Period, the Executive shall not (i) engage in the Business within the Territory (as defined below); (ii) engage or assist any Person (whether in a financial, managerial, employment, advisory or other capacity or as a stockholder or owner, or by the provision of information) to engage in a business or business activities or in competition with the Business within the Territory; or (iii) own any interest in or organize a corporation, partnership or other business or organization which engages in a business or business activities similar to or in competition with the Business within the Territory. The restrictions contained in this subparagraph shall not apply to ownership by Executive of less than a 10% interest in any company, partnership or other business that competes with Company, provided that the Executive does not otherwise breach the terms hereof, and further provided that Executive discloses such ownership interest to Company simultaneously with the execution hereof or within five (5) days of acquiring same, as applicable. Notwithstanding the foregoing, if Executive is employed by a corporation, partnership or other business with multiple business activities, and less than 7.5% of that corporation’s annual revenues derive from the competitive business activity, Executive’s engagement in business with that company will not violate the provisions of this Section so long as his duties are not directly related to the competitive activities of that business. The foregoing sentence does not constitute nor shall it be deemed to constitute a waiver of any of the restrictive covenants contained herein.

(e)                             The Executive agrees that he will not engage in any conduct that is materially injurious to the reputation and interest of the Company Group, including but not limited to, disparaging, inducing or encouraging others to disparage the Company Group, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the Company Group, and which is materially injurious to the reputation and interest of the Company Group.

(f)                              The Executive acknowledges that his agreement to the provisions set forth in this Agreement, and, in particular, the provisions set forth in this Section 5, is consideration for the Executive’s employment with the Company.

As used herein, the following terms shall have the following meanings: (i) “Business” means the business relating to the collection, sale, distribution and marketing of stock photography; (ii) “Company Group” shall mean the Company and its direct and indirect subsidiaries; (iii) “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal; (iv) “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority; (v) “Restrictive Period” shall mean the period commencing on the Effective Date and continuing until the First (1st) anniversary of the termination of the Employment Period; and (vi) “Territory” shall mean the United States of America and other jurisdictions where the Company transacts business as of the date hereof.

Section 6.                                          Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company (and for the Restrictive Period if and to the extent such Work Product (as defined below) results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Produce”)), belong in all instances to the Company or such subsidiary. The Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the President and/or the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its subsidiaries (whether during or after the Employment Period) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The

Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

Section 7.                                          Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of Section 5 or 6 of this Agreement. Therefore, in the event of a breach or threatened breach of Section 5 or 6 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in Section 5 or 6 of this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

Section 8.                                          Insurance.

The Company may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

Section 9.                                          Termination of Severance Payments.

In addition to the foregoing, and not in any in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Sections 5 or 6, any and all payments or benefits then or thereafter due from the Company to the Executive hereunder shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such payments or benefits shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under Sections 5 and 6 or the Company’s other rights and remedies available at law or equity.

Section 10.                                   Employment Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject,

(b) except as previously disclosed in writing to the Company, the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. Executive agrees that he will not use or bring to the Company any trade secrets of another Person.

Section 11.                                   General Provisions.

(a)                            Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b)                            Complete Agreement. This Agreement and the Grant Letter and those documents expressly referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)                             Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

(d)                            Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL ONLY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e)                             Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(f)                              Amendment and Waiver. This Agreement may be amended or modified or any provision hereunder waived only by a written instrument signed by all of the parties hereto. Failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach or noncompliance of this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

(g)                             Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

(h)                            Counterparts. This Agreement may be executed by facsimile signature or by signing, scanning and emailing, and in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(i)                                Affirmation. The Executive acknowledges that the Executive has carefully read this Agreement, knows and understands its terms and conditions, and has had the opportunity to ask the Company any questions the Executive may have had prior to signing this Agreement. The Executive further acknowledges and agrees that the Executive has had the opportunity to seek the advice of independent legal counsel with respect to this Agreement.

(j)                               Indemnification. The Company shall provide to the Executive all indemnification-related protections and benefits provided to senior executives of the Company.

(k)                            Section 409A. Notwithstanding any other term in this Agreement, if the Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the IRS Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the IRS Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of the Executive’s Separation from the Company or (b) the date of Executive’s death. Upon the expiration of the applicable IRS Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to the Executive and any remaining payments due under the Agreement shall be paid as otherwise provided in this Agreement. This Agreement and the VAR Agreement shall be interpreted, construed and administered in a manner that does not cause the Executive to incur federal tax liability under Section 409A of the IRS Code.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

SHUTTERSTOCK IMAGES LLC

By:	/s/ Thilo Semmelbauer	/s/ Timothy E. Bixby
	Thilo Semmelbauer	Timothy E. Bixby
President